                                                                    Exhibit 12.2
                      SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                               (in millions except ratios)

                                                                            Twenty-Six Weeks Ended
                                                                    ----------------------------------------
                                                                         Dec. 26,               Dec. 27,
                                                                           1998  (1)              1997 (2)
                                                                    -----------------       --------------
Fixed charges and preferred stock dividend requirements:
     Interest expense                                               $            114        $           109
     Interest portion of rental expense                                           30                     33
                                                                    -----------------       ----------------

     Total fixed charges before capitalized interest
          and preferred stock dividend requirements                              144                    142
     Capitalized interest                                                          5                      9
     Preferred stock dividend requirements (3)                                    10                     13
                                                                    -----------------       ----------------

     Total fixed charges and preferred stock
          dividend requirements                                     $            159        $           164
                                                                    -----------------       ----------------
                                                                    -----------------       ----------------

Earnings  available for fixed charges and preferred
     stock dividend requirements:
     Income (loss) before income taxes                              $            923        $        (1,212)
     Less undistributed income in minority-owned companies                        (2)                    (2)
     Add minority interest in majority-owned subsidiaries                         16                     15
     Add amortization of capitalized interest                                     11                     10
     Add fixed charges before capitalized interest and
          preferred stock dividend requirements                                  144                    142
                                                                    -----------------       ----------------

     Total earnings (losses) available for fixed charges and
          preferred stock dividend requirements                     $          1,092        $        (1,047)
                                                                    -----------------       ----------------
                                                                    -----------------       ----------------

     Ratio of earnings (losses) to fixed charges and
          preferred stock dividend requirements                                  6.9                   (6.4)
                                                                    -----------------       ----------------
                                                                    -----------------       ----------------

(1) In the second quarter of fiscal 1999, the Corporation recorded a pretax charge of $76 million in connection with a voluntary recall of certain of its packaged meat products.

       In the first quarter of fiscal 1999, the Corporation recorded a pretax gain of $137 million in connection with the sale of its international tobacco operations.

(2) In the second quarter of fiscal 1998, the Corporation recorded a pretax charge of $2.0 billion in connection with various restructuring activities.

(3) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.

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